Exhibit (p)(5)

CCB Securities Ltd. - Code of Ethics

The Firm has adopted a Code of Ethics pursuant to Rule 204A- 1 of the Investment Advisers Act of 1940, as amended (the “Advisers Act”). As an investment adviser, the Firm has an undivided duty of loyalty to act solely in the best interests of its clients, an obligation which includes the responsibility to make full and fair disclosure of all material facts, especially where the Firm’s interests may conflict with those of its clients. In carrying on its daily affairs, the Firm and all Firm Associated Persons (also known as “Supervised Persons”), shall act in a fair, lawful and ethical manner, in accordance with the rules and regulations imposed by the Firm’s governing regulatory authority. See the attached exhibit for a list of the Firm’s Access Person. For a list of the Firm’s Access Persons, please see Appendix N.

The Code has also been adopted by the Firm in the context as an adviser to a Registered Investment Company (or, “RIC”) under Rule 17j- 1 of the Investment Company Act of 1940, as amended (“1940 Act”). of the Code and changes thereof to the Chief Compliance Officer (“Fund CCO”) of the KraneShares Trust (“Trust”) and the Board of Trustees/Directors when requested; provide a copy, with reasonable notice, of any material changes to the Code; and provide periodic certifications and reports to the Investment Company regarding the Code and any violations thereof as requested. In addition, Rule 17j-1 under the 1940 Act also requires each investment adviser to a RIC to adopt a written code of ethics containing provisions reasonably necessary to prevent the adviser and its Employees from:

•	Employing any device, scheme or artifice to defraud the RIC;

•	Making any untrue statement of a material fact to the RIC or omit to state a material fact necessary in order to make the statements made to the RIC, in light of the circumstances under which they were made, not misleading;

•	Engaging in any act, practice or course of business that operates or would operate as a fraud or deceit on the RIC; and

•	Engaging in any manipulative practice with respect to the RIC.

The Advisers Act generally does not impose restrictions on the types of securities that can be purchased for client accounts. However, the Firm will comply with the investment objectives chosen by clients in determining the composition of their portfolios.

There are potential conflicts of interest inherent in trading by investment advisory personnel at the same time that they are providing investment advice to their clients.

The Firm will observe high standards of commercial honor and just and equitable principles of trade in the conduct of business. The Firm and its associated persons will act primarily for the benefit of the Firm’s clients. The Firm and its employees will refrain from the following practices:

•	Unsuitable Recommendations;

•	Improper Use of discretionary authority;

•	Excessive trading;

•	Unauthorized trading;

•	Borrowing money from or loaning money to a client;

•	Misrepresenting qualifications, services or fees;
•	Failure to disclose source of a report or recommendation;

•	Charging unreasonable fees;

•	Failure to disclose conflicts of interest;

•	Guaranteeing performance;

•	Failure to protect confidential information;

•	Taking custody of client funds or assets without complying with the custody safekeeping requirements under the Advisers Act; and

•	Improper advisory contract.

5.1 Personal Trading

Reportable Securities

Access Persons must provide periodic reports regarding transactions and holdings in all “Reportable Securities.” Under the Investment Advisers Act, Access Person is defined as investment adviser’s supervised persons and supervised person’s immediate family members of their household who have access to non-public information regarding any investment advisory client’s purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any reportable fund or any person who is involved in making securities recommendations to investment advisory clients, or who has access to such recommendations that are nonpublic. If providing investment advice is an investment adviser’s primary business, all of its directors, officers and partners are presumed to be access persons. Reportable Securities are defined as

A reportable security is any security defined in Section 202(a)(18) of the Securities Act of 1933. The Rule considers all securities reportable with the exception of the following:

•	Direct obligations of the Government of the United States;

•	Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debit instruments, including repurchase agreements;

•	Shares issued by money market funds;

•	Shares issued by open-end funds other than reportable funds; and

•	Shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which is a reportable fund.

•	Registered investment companies, none of which are advised, sub-advised or underwritten by KFA or an affiliate.

A reportable fund is any fund for which the registered investment adviser serves as an investment adviser or any fund whose investment adviser or principal underwriter controls the investment adviser, is controlled by the investment adviser, or is under common control with the investment adviser.

Pre-clearance Procedures

All Access Persons must have written clearance for all reportable securities transactions, including those involving IPOs or Private Placements, before completing the transactions and the CCO will review and pre-clear transactions. The CCO may disapprove any proposed transaction, particularly if the transaction appears to pose a conflict of interest or other wise appears improper. Requests to conduct any securities transactions must be submitted to the CCO using the Pre- Clearance Form for Securities or the Pre-Clearance Form for Private Placements and IPOs (See Appendix E). Preclearance requests by Access Persons are only eligible for pre-clearance until the end of the day.

The Firm or its Access Persons may receive information that may be deemed to be Material Non- Public Information. Consequently, the Firm may choose to restrict personal trading in a security of a company or issuer by placing the company or issuer on a Res tricted List. Please refer to the Company’s Insider Trading Policy in this manual for further information and requirements.

Reporting

The Firm will normally collect information regarding the personal trading activities and holdings of all Access Persons. Access Persons must promptly report to the Company the opening of any new accounts, submit quarterly reports regarding Reportable Securities transactions, and report holdings on an annual basis. The CCO will review the brokerage statements provided by the Covered Persons. Access Persons should instruct all brokerage firms where they maintain an investment account to supply duplicate copies of confirmations and monthly or quarterly account statements to the CCO.

List of Accounts - Appendix C

Within 10 days of an individual becoming an Access Person, the Access Person must report to the Chief Compliance Officer all personal accounts and those in which they have Beneficial Interest by completing the Initial Accounts Reporting Form. This form must be completed by all new Access Persons and must include the reporting of all accounts that are permitted t o hold Reportable Securities, regardless of whether or not the account(s) currently holds Reportable Securities.

If you do not have any holdings to report, this should be indicated on the Initial Holdings Report Form. Initial Holdings Reporting Forms must be signed, dated, and submitted to the CCO within 10 days of becoming an Access Person and must be current as of no more than 45 days prior to the date the individual first becomes an Access Person. (See Appendix C for this form)

List of Accounts – Appendix D

All Access Persons are responsible for promptly reporting to the Firm the opening of any new personal and Beneficial Interest accounts. In addition, on an annual basis, Access Persons must report to the Firm all personal accounts and those in which they have Beneficial Interest by completing the Accounts Reporting Form. This form must be completed for all account s that are permitted to hold Reportable Securities, regardless of whether or not the account(s) currently holds Reportable Securities. If you do not have any accounts to report, this should be indicated on the Accounts Reporting Form. Accounts Re porting Forms must be submitted to the CCO on or before February 15 of each year.

Transaction Reports - Quarterly

Each quarter, Access Persons must report all Reportable Securities transactions in accounts in which they have a Beneficial Interest.

You may utilize the Quarterly Transactions Reporting Form to fulfill your quarterly reporting obligations. Alternately, for transactions placed through a brokerdealer, you may provide the duplicate account statements. Any trades in Reportable Securities that did not occur through a brokerdealer, such as the purchase of a private fund or direct purchase through an issuer’s transfer agent, must be reported on the Quarterly Transactions Reporting Form.

If you did not have any transactions or account openings to report, this should be indicated on the Quarterly Transactions Reporting Form. Signed and dated Quarterly Transactions Reporting Forms and/or duplicate account statements must be sub mitted to the CCO within 30 days of the end of each calendar quarter.

Exceptions from Reporting Requirements

There are limited exceptions from certain reporting requirements. Specifically, Access Persons are not required to submit:

•	Quarterly reports for any transactions effected pursuant to an Automatic Investment Plan; or

•	Any reports with respect to Securities held in accounts over which the Access Person had no direct or indirect influence or control, such a blind trust, wherein the Access Person has no knowledge of the specific management actions taken by the trustee and no right to intervene in the trustee’s management.

Any investment plans or accounts for which an Access Person claims an exception based on “no direct or indirect influence or control” must be brought to the attention of the CCO who will, on a case-by-case basis, determine whether the plan or account qualifies for an exception and make record of such determination. Unless and until such exception is granted, all applicable reporting requirements shall apply. “No direct or indirect influence or control” with respect to an account shall mean that the Access Person has 1) no knowledge of the specific management actions taken by the trustee or third party manager, 2) no right to intervene in the management of the account by the trustee or third party manager, 3) no discussions with the trustee or third party manager concerning account holdings which could reflect control or influence, and 4) no discussions with the trustee or third party manager wherein the Access Person provides investment directions or suggestions.

In making this determination of whether or not the Access Person has direct or indirect influence or control, the CCO will ask for information about the Access Person’s relationship with the party responsible for making the investment decisions regarding the account (i.e., independent professional versus friend or relative; unaffiliated versus affiliated firm).

The CCO may periodically request information or a certification from a party responsible for managing the account and ma y also periodically request reporting on the account to identify transactions that would have been prohibited pursuant to this Code of Ethics, absent the exception granted.

Personal Trading and Holdings Reviews

The Firm’s Code of Ethics is designed to mitigate material conflicts of interest associated with Access Persons’ personal trading activities. Accordingly, the CCO will closely monitor Access Persons’ investment patterns to detect the following potentially abusive behavior:

•	Frequent and/or short-term trades in any Security;

•	Front-Running and other trading in conflict with Client interests; and

•	Trading that appears to be based on Material Non-Public Information.

The CCO will review all reports submitted pursuant to the Code of Ethics for potentially abusive behavior. The CCO’s trades are reviewed by the CEO. Upon review, the CCO/CEO will initial and date each report received, and will attach a written description of any issues noted. Any personal trading that appears abusive may result in further inquiry by the CCO/CEO and/or sanctions, up to and including, dismissal.

5.2 Gifts and Entertainment

Employees must consult with the CCO if there is any question as to whether gifts or entertainment need to be precleared and/or reported in connection with this policy.

Gift Giving Policy

Employees are prohibited from giving gifts that may appear lavish or excessive, and must receive written approval prior to giving a gift of any value to any Client, prospect, individual or entity with whom the Firm does, or is seeking to do, business. Use the attached Gifts and Entertainment Reporting Form (See APPENDIX) to meet the requirements of this policy. Employees are prohibited from giving a cash payment or cash equivalent or gift to a person for soliciting or referring clients or potential clients unless specifically permitted by the CCO.

Entertainment Giving Policy

Firm employees are prohibited from giving entertainment that may appear lavish or excessive, and must receive written approval prior to providing entertainment valued in excess of $300.00 to any Client, prospect, individual or entity with whom the Firm does or is seeking to do business. Use the Form to meet the requirements of this policy.

Employees’ Receipt of Gifts

Employees are prohibited from accepting gifts that may appear lavish or excessive and must promptly report the receipt of a gift of any value to the CCO. Use the attached Gifts and Entertainment Reporting Form to meet the requirements of this policy. Gifts such as gift baskets or lunches delivered to the Firm’s offices, which are received on behalf of the Company, do not require reporting.

To the extent possible, all employees are required to notify the CCO prior to accepting any such benefit or gift with a value in excess of $300 (i.e., if foreign, then US equivalent), irrespective of face value (e.g., a sporting event playoff ticket with a face value of $75 but a reasonably estimated market value of $500 would need to be reported).

Employees’ Receipt of Entertainment

Employees are prohibited from accepting entertainment that may appear lavish or excessive. Employees may attend business meals, sporting events and other entertainment events at the expense of a giver, provided that the entertainment is not lavish or extravagant in nature. Regardless of whether or not the Employee is accompanied to the event by the giver, Employee s must promptly report the receipt of entertainment valued in excess of $300.00 to the CCO. Use the attached Gifts and Entertainment Reporting Form (Appendix F) to meet the requirements of this policy.

5.3 Outside Business Activities

You must disclose to the CCO any personal interests that may present a conflict of interest or harm the reputation of the Adviser. Additionally, you must obtain prior written approval by the CCO for other outside activities that may create a conflict of interest for you or the Adviser, including outside business or investment activities (such as directorships, consulting engagements, outside business affiliations, or public/charitable positions). Approval request forms are available in Appendix K.

5.4 Political Contributions

Under the Advisers Act Rule 206(4)-5, the Firm and its “covered associates” are subject to restrictions relating to the making or soliciting of political contributions and the use of third parties to solicit clients and/or investors on behalf of the Firm. “Covered associates” of an investment adviser include (i) any general partner, managing member or executive officer, or other individual with a similar status or function; (ii) any employee who solicits a government entity for the investment adviser and any person who supervises, directly or indirectly, such employee (including such person acting in a supervisory capacity who may be employed by an affiliate of the Firm); and (iii) any political action committee controlled by the investment adviser or by any of its covered associates. Because of the Firm’s size and the range of duties that employees may have, all employees are considered “covered associates,” and “covered associate” procedures, standards and restrictions that might be imposed only on a limited subset of employees in another, larger organization, apply to all Employees.

Restrictions. No covered associate may make any political contribution without obtaining preclearance from the Firm as set forth below. The Firm may not at any time, and no covered associate may cause or attempt to cause the Firm to, make any political contribution of any kind, either directly to a political candidate’s campaign, or indirectly (including any contribution to a political action committee or similar group, or to a local or state political party), nor may the Firm solicit any other person(s) to make any such contributions or otherwise coordinate the making of such contributions by any other person(s).

Each covered associate of the Firm is prohibited from making, either directly or indirectly (including through a political action committee or similar group that is controlled by the Firm, by the covered associate or by any other covered associate of the Firm), any political contribution in excess of the following limits (measured on a per candidate and per election basis):

(i)	with respect to any election in which such covered associate is entitled to vote, a maximum contribution of $350, and

(ii)	with respect to any election in which such covered associate is not entitled to vote, a maximum contribution of $150.

The above limitations apply regardless of whether a proposed contribution is in the form of cash or other property or in the form of services, and they also include any contribution to a successful candidate to repay campaign debt or fund transitional expenses. However, in particular situations the Firm (in its discretion) may preclude contributions, even though they comply with the above limitations.

Required Preclearance. No covered associate may make any political contribution (including contributions under the thresholds set forth above) without first obtaining written clearance from the Company, specifying the candidate or group to whom the proposed contribution will be made, the election to which such contribution relates (if applicable), and the proposed amount of such contribution. It is each Employee’s responsibility to bring proposed transactions to the Firm’s attention and to obtain from the Firm follow-up written documentation of any oral clearance. The Political Contribution Pre-Clearance Form is attached as Exhibit K.

5.5 Insider Trading

Prohibition against Insider Trading

Trading the securities of a company while in possession of material, nonpublic information regarding such company, or improperly communicating that information to others, may expose the Firm and its supervised persons to stringent penalties. Criminal sanctions may include substantial fines and lengthy imprisonment. In addition, the SEC can recover the profits gained or losses avoided through the illegal trading, impose a penalty, and/or issue an order permanently barring the offender from practicing or participating in the securities industry, under any capacity. Finally, the Firm and its supervised persons may be sued by investors seeking to recover damages for insider trading violations.

The law regarding insider trading is continuously developing. An individual legitimately may be uncertain about the application of the rules contained in the Code of Ethics in a particular circumstance. Often, a single question can avoid disciplinary action or complex legal problems. As such, you must notify the Chief Compliance Officer or his/her designee immediately if you have any reason to believe that a violation of the Code of Ethics provisions relating to insider trading has occurred or is about to occur.

General Policy

No employee or access person may trade, either personally or on behalf of others (such as investment funds and private accounts managed by the Firm), in a security while in the possession of material, nonpublic information relating to that security, nor may they communicate material, nonpublic information to others in violation of the law.

1) What is Material Information?

Information is considered material where the disclosure of the information would be viewed by a reasonable investor as having significantly altered the ‘total mix’ of information available. Generally, this includes any information the disclosure of which will have a measurable effect on the price of a company’s securities. No simple test exists to determine when information is deemed to be material; assessments of materiality involve a highly fact-specific inquiry. You should direct any questions about whether information is material to the Chief Compliance Officer or his/her designee.

You should also be aware of the SEC’s position that the term “material, nonpublic information” relates not only to issuers but conceivably to the Firm’s securities recommendations and client securities holdings and transactions as well.

2) What is Nonpublic Information?

Information is “nonpublic” when it has not been disseminated broadly to the general public.

3) Identifying Inside Information

Before executing any trade for yourself or others, including client accounts, you must determine whether you have access to material, nonpublic information. If you think that you might have access to material, nonpublic information, you must take the following steps:

•	Report the information and proposed trade immediately to the Chief Compliance Officer or his/her designee.

•	Do not purchase or sell the securities on behalf of yourself or others, including investment funds or private accounts managed by the Firm.

•	Do not communicate the information to anyone inside or outside the Firm, other than to the Chief Compliance Officer or his/her designee

•	After the Chief Compliance Officer or his/her designee has reviewed the issue, the Firm will determine whether the information is material and nonpublic and, if so, what action the Firm will take.

You should consult with the Chief Compliance Officer or his/her designee before taking any action. This degree of caution will protect you, our clients, and the Firm.

4) Contacts with Public Companies

In the process of examining investment opportunities, public companies may be contacted and difficult legal issues may arise when, in the course of these contacts, a supervised person or other person subject to the Code becomes aware of material, nonpublic information. This could happen, for example, if a company’s Chief Financial Officer prematurely discloses quarterly results to an analyst, or an investor relations representative makes selective disclosure of adverse news to a handful of investors. In such situations, the Firm must make a judgment as to its further conduct. To protect yourself, our clients and the Firm, you must contact the Chief Compliance Officer immediately if you believe that you may have received material, nonpublic information during the course of your contact with public companies or their representatives.

5) Tender Offers

Tender offers represent a particular concern in the law of insider trading for two reasons. First, tender offer activity often produces extraordinary gyrations in the price of the target company’s securities. Trading during this time period is more likely to attract regulatory attention (and produces a disproportionate percentage of insider trading cases). Second, the SEC has adopted a rule which expressly forbids trading and “tipping” while in the possession of material, nonpublic information regarding a tender offer received from the tender offeror, the target company or anyone acting on behalf of either. Supervised persons should exercise extreme caution any time they become aware of nonpublic information relating to a tender offer.

6) Restricted/Watch Lists

Although the Firm does not typically receive material non-public information from or relating to an issuer of public-traded securities, if it receives such information, the Firm will add the issuer and/or its securities to the Restricted List. Additionally, the Chief Compliance Officer or his/her designee may determine that it is appropriate for the Firm to add other issuers and/or securities to the Restricted List for which the Firm does not have any material non-public information. Regardless of the reason why an issuer or security was added to the Restricted List, all supervised persons are prohibited from personally, or on behalf of an advisory client account, purchasing or selling any securities during any period that they or their issuer is listed on the Restricted List. The Chief Compliance Officer or his/her designee will provide, via email, all supervised persons with a current copy of the Restricted List promptly after any amendment.

Periodically, the Chief Compliance Officer will review the Restricted List and assess the completeness and accuracy of the list. The Chief Compliance Officer or his/her designee will then amend the Restricted List, as necessary, based on the findings from such review and will redistribute the Restricted List, via email, to all supervised persons even if no amendments were made. When the CCO determines that based on the information known about the security listed on the restricted list is no longer material non-public information (either because the information became known to the public or the information is no longer material) the CCO may remove the security from the restricted list.

The template for the restricted list is contained in Appendix M.

Appendix C – Initial Accounts Reporting Form

Initial Accounts Reporting Form (for New Access Persons)

Name of Broker- Dealer or Bank	Account Title	Account Number	Date Account was Established

Please initial the applicable statement below:

______I certify that this form fully discloses all accounts that may hold Reportable Securities in which I have a Beneficial Interest. I understand that I am presumed to have a Beneficial Interest in accounts of immediate family members living in the same household.

______I certify that I have no Beneficial Interest accounts to report.

Please deliver this document to the CCO within 10 days of becoming an access person.

Signature	Signature Date

Print Name	Starting Date

Reviewer Use Only

Reviewed By	Title	Date

Appendix D – Annual Account Reporting Form

Name of Broker- Dealer or Bank	Account Title	Account Number	Date Account was Established

Please initial the applicable statement below:

______I certify that this form fully discloses all accounts that may hold Reportable Securities in which I have a Beneficial Interest. I understand that I am presumed to have a Beneficial Interest in accounts of immediate family members living in the same household.

______I certify that I have no Beneficial Interest accounts to report.

Please deliver this document to the CCO within 45 days of the calendar year.

Signature	Signature Date

Print Name	Starting Date

Reviewer Use Only

Reviewed By	Title	Date

Appendix E – Pre-Clearing Form for Securities Transactions

Pre-clearance Form for Securities Transactions

Pre-clearance must be obtained prior to placing a trade, and is only good for the time period specified in this form. Please note that this pre-clearance request is only valid until the end of the day.

(1) Transaction Type: Buy / Sell / Cover Shor / Other (describe);

(2) Security Name:

(3) Security Type: Common Stock / Option / Debt / Other (describe):

(4) Symbol or Identifier:

(5) Number of Shares / Contracts / Principal Amount:

(6) Broker / Custodian Name:

(7) Pre-clearance sought through (date):

By signing below, I certify and acknowledge the following:

1.	I do not possess any Material Non-Public Information or other knowledge pertaining to this proposed transactions that constitutes a violation of Company policy, confidential agreements or securities laws.

2.	I am not an officer, director or principal director of the issuer and am not required to file reports required by Section 16 of the Exchange Act.

3.	The investment opportunity did not arise by virtue of my activities on behalf of KFA.

4.	To the best of my knowledge, the Company has no foreseeable interest in purchasing this Security.

5.	I have read the Code of Ethics and believe that the proposed trade fully complies with the requirements of this policy. The Firm reserves the right to direct me to rescind a trade even if approval is initially granted. Violation of the Code of Ethics will be grounds for disciplinary action or dismissal and may also be a violation of federal and/or state securities laws.

Signature:	Date:

Print Name:

Approval:

Name	Title:	Date:

Appendix F – Gift and Entertainment

I gave / received a gift / entertainment. (circle as applicable) Describe the gift or entertainment:

Approve cost or value (whichever is higher): Third-party giver or recipient:

Describe any known relationship between the third-party giver or recipient and any public issuer or government entity:

Describe the relationship between the third party and yourself and/or the Firm.

If known, describe the reason that the gift or entertainment was given or received:

List any other gift or entertainment given by, or received from, the third party within the past 12 months, along with their approximate cost or value.

Is the recipient a union official or otherwise associated with a Taft-Hartly Fund? Yes / No

Signature	Date

Print Name

Reviewer Use Only

Reviewed by:

Title:

Additional Notes (if needed):

Appendix K – Political Contribution Form

POLITICAL CONTRIBUTIONS REPORT AND ACKNOWLEDGEMENT FORM

This report has been completed for the Period / calendar quarter ended ___________________________.

Please list all political contributions you made during the calendar quarter referred to above. Include the date, recipient name and title, title of the prospective office of any recipient that is a candidate for office, and amount of any such political contributions. This report and acknowledgement form must be returned to the Company no later than 15 days after the end of the calendar quarter.

If this is your first report, you must disclose below all contributions to any official of a government entity or candidate for office of a government entity (including any election committee) made by you or your Family Members during the two years prior to the date you were required to submit this report.

Date of Contribution	Name of Recipient (including individual, political party, or political action committee)	Title of Recipient (including jurisdiction)	Title of Prospective Office (including jurisdiction)	Amount

Check here if you did not make any political contributions during the period / calendar quarter referred to above: ☐

Signature.

Name. Please Print.

Date

Appendix M – Restricted List

[Name of Firm] Restricted List

As of [Date]

Name of Security	Date Added to List	Date/Event when security can be removed from list